Exhibit 99.1

Company Contact:
James S. Scully
Chief Administrative Officer and Chief Financial Officer (212) 209-8040

Investor Contact:
Allison Malkin/Chad Jacobs/Joe Teklits
ICR, Inc.
(203) 682-8200

J.CREW GROUP, INC. ANNOUNCES FOURTH QUARTER AND FISCAL 2009 RESULTS

Fourth Quarter Revenues Rise 19% to $460.6 million

Fourth Quarter Diluted EPS of $0.61

Fiscal 2009 Diluted EPS of $1.91

New York, NY – March 9, 2010 – J.Crew Group, Inc. [NYSE:JCG] today announced financial results for the three months (fourth quarter) and fiscal year ended January 30, 2010 (fiscal 2009).

Fourth Quarter highlights:

•

Revenues increased 19% to $460.6 million. Store sales increased 23% to $311.1 million, with comparable store sales increasing 17%. Comparable store sales decreased 13% in the fourth quarter of fiscal 2008. Direct sales (Internet and Phone) increased 13% to $139.2 million. Direct sales decreased 2% to $123.0 million in the fourth quarter of fiscal 2008.

•

Gross margin increased to 43.9% of revenues from 27.6% of revenues in the fourth quarter of fiscal 2008. The increase in gross margin is primarily due to decreased markdowns and promotional selling in the fourth quarter of 2009 compared to 2008.

•	Operating income increased to $68.6 million, or 14.9% of revenues, compared with an operating loss of $20.4 million, or 5.3% of revenues, in the fourth quarter of fiscal 2008.

•	Net income in the fourth quarter of fiscal 2009 was $40.4 million, or $0.61 per diluted share. Net loss was $13.5 million, or $0.22 per diluted share, in the fourth quarter of fiscal 2008.

Millard Drexler, J.Crew’s Chairman and CEO stated: “We are extremely pleased with all we achieved in 2009. Our bar has been set high and it is our continued mission to be creative, to be innovative, and to emotionally connect with our customers.”

Fiscal 2009 highlights:

•

Revenues increased 11% to $1,578.0 million. Store sales increased 14% to $1,110.9 million, with comparable store sales increasing 4%. Comparable store sales decreased 4% in fiscal 2008. Direct sales increased 5% to $428.2 million. Direct sales increased 8% to $408.9 million in fiscal 2008.

•	Gross margin increased to 44.1% of revenues from 38.9% of revenues in fiscal 2008.

•	Operating income increased to $211.3 million, or 13.4% of revenues, compared to $96.7 million, or 6.8% of revenues, in fiscal 2008.

•	Net income for fiscal 2009 was $123.4 million, or $1.91 per diluted share. Net income was $54.1 million, or $0.85 per diluted share, in fiscal 2008.

Balance Sheet highlights as of January 30, 2010:

•

Cash and cash equivalents were $298.1 million at the end of the fourth quarter and after a voluntary principal payment of debt of $50 million made during fiscal 2009. Cash and cash equivalents were $146.4 million at the end of fiscal 2008.

•

Inventories at the end of the fourth quarter were $190.2 million, compared to $187.0 million at the end of the fourth quarter of fiscal 2008. Inventory per square foot at the end of fiscal 2009 decreased 3%, compared to the end of fiscal 2008.

Guidance

The Company currently expects first quarter fiscal 2010 diluted earnings per share in the range of $0.48 to $0.53 and fiscal 2010 diluted earnings per share in the range of $2.20 to $2.30.

Conference Call Information

A conference call to discuss fourth quarter results is scheduled for today, March 9, 2010, at 4:30 PM Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-0784 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at www.jcrew.com. A replay of this call will be available until March 16, 2010 and can be accessed by dialing (877) 660-6853 and entering account number 3055 and conference ID number 345777.

About J.Crew Group, Inc.

J.Crew Group, Inc. is a nationally recognized multi-channel retailer of women’s, men’s and children’s apparel, shoes and accessories. As of March 9, 2010, the Company operates 244 retail stores (including 218 J.Crew retail stores, 9 Crewcuts and 17 Madewell stores), the J.Crew catalog business, jcrew.com, and 79 factory outlet stores. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website www.jcrew.com.

Forward-Looking Statements:

Certain statements herein are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, changes in the overall level of consumer spending or preferences in apparel, the performance of the Company’s products within the prevailing retail environment, trade restrictions, political or financial instability in countries where the Company’s goods are manufactured, postal rate increases, paper and printing costs, availability of suitable store locations at appropriate terms and other factors which are set forth in the Company’s Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit (1)

J.Crew Group, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except percentages and per share amounts)	Three Months Ended January 30, 2010	Three Months Ended January 31, 2009	Fiscal Year Ended January 30, 2010	Fiscal Year Ended January 31, 2009

Net sales
Stores	$311,061	$252,026	$1,110,932	$974,284
Direct	139,174	122,957	428,186	408,916

	450,235	374,983	1,539,118	1,383,200
Other	10,374	13,054	38,924	44,770

Total Revenues	460,609	388,037	1,578,042	1,427,970

Costs of goods sold, buying and occupancy costs	258,542	281,101	882,385	872,547

Gross Profit	202,067	106,936	695,657	555,423
As a percent of revenues	43.9%	27.6%	44.1%	38.9%

Selling, general and administrative expenses	133,471	127,378	484,396	458,738
As a percent of revenues	29.0%	32.8%	30.7%	32.1%

Operating income (loss)	68,596	(20,442)	211,261	96,685
As a percent of revenues	14.9%	(5.3)%	13.4%	6.8%

Interest expense, net	2,177	1,570	5,384	5,940

Income (loss) before income taxes	66,419	(22,012)	205,877	90,745

Provision (benefit) for income taxes	25,983	(8,463)	82,517	36,628

Net income (loss)	$40,436	$(13,549)	$123,360	$54,117

Income (loss) per share:
Basic	$0.64	$(0.22)	$1.97	$0.88
Diluted	$0.61	$(0.22)	$1.91	$0.85

Weighted average shares outstanding:
Basic	63,085	61,991	62,583	61,687
Diluted	65,882	61,991	64,714	64,027

Exhibit (2)

J.Crew Group, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)	January 30, 2010	January 31, 2009

Assets
Current assets:
Cash and cash equivalents	$298,107	$146,430
Inventories	190,231	187,044
Prepaid expenses and other current assets	29,522	34,926
Prepaid income taxes	1,455	23,116

Total current assets	519,315	391,516

Property and equipment, net	194,615	201,675

Deferred income taxes, net	14,851	8,862

Other assets	9,777	11,756

Total assets	$738,558	$613,809

Liabilities and Stockholders’ equity
Current liabilities:
Accounts payable	$127,733	$119,719
Other current liabilities	106,652	83,889
Deferred income taxes, net	958	4,049
Current portion of long-term debt	—	800

Total current liabilities	235,343	208,457

Long-term debt	49,229	99,200

Deferred credits	67,646	73,815

Other liabilities	10,462	7,388

Stockholders’ equity	375,878	224,949

Total liabilities and stockholders’ equity	$738,558	$613,809

Exhibit (3)

Actual and Projected Store Count and Square Footage (Note 1)

Actual Fiscal 2009

Quarter	Total stores open at beginning of the quarter	Number of stores opened during the quarter	Number of stores closed during the quarter	Total stores open at end of the quarter
1st Quarter	300	12	2	310
2nd Quarter	310	9	0	319
3rd Quarter	319	2	1	320
4th Quarter	320	1	0	321

Actual Fiscal 2009

Quarter	Total gross square feet at beginning of the quarter	Gross square feet for stores opened or expanded during the quarter	Reduction of gross square feet for stores closed or downsized during the quarter	Total gross square feet at end of the quarter
1st Quarter	1,864,133	52,185	(8,258)	1,908,060
2nd Quarter	1,908,060	38,166	0	1,946,226
3rd Quarter	1,946,226	10,274	(2,872)	1,953,628
4th Quarter	1,953,628	4,512	0	1,958,140

Projected Fiscal 2010

Quarter	Total stores open at beginning of the quarter	(Note 2) Number of stores opened during the quarter	Number of stores closed during the quarter	Total stores open at end of the quarter
1st Quarter	321	5	0	326
2nd Quarter	326	2	1	327
3rd Quarter	327	4	0	331
4th Quarter	331	4	0	335

Projected Fiscal 2010

Quarter	Total gross square feet at beginning of the quarter	Gross square feet for stores opened or expanded during the quarter	Reduction of gross square feet for stores closed or downsized during the quarter	Total gross square feet at end of the quarter
1st Quarter	1,958,140	25,168	(615)	1,982,693
2nd Quarter	1,982,693	7,631	(7,822)	1,982,502
3rd Quarter	1,982,502	13,249	0	1,995,751
4th Quarter	1,995,751	24,605	0	2,020,356

Note 1 - Store count and square footage summary excludes three clearance store locations.

Note 2 - Projected number of stores opened during Fiscal 2010 by quarter:

1st Quarter - two retail and three factory stores.

2nd Quarter - one retail and one Madewell store.

3rd Quarter - two retail and two Madewell stores.

4th Quarter - one retail, two factory and one Madewell store.